EXHIBIT 21.1
SUBSIDIARIES OF THE REGISTRANT

	Common Stock	State of Other
	Ownership by	Jurisdiction of
	Irvine Sensors	Incorporation or Organization
Optex Systems, Inc.	100%	Texas
1420 Presidential Drive Richardson, Texas 75081

Novalog, Inc.	96%	California
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

MicroSensors, Inc.	98%	Delaware
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

RedHawk Vision, Inc.	81%	Delaware
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626

iNetWorks Corporation	95%	Nevada
3001 Red Hill Ave., Building 4 Costa Mesa, California 92626